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Exhibit 10.10

                         EXECUTIVE EMPLOYMENT AGREEMENT
                                 Gerald D. Appel


This Employment Agreement is made and entered into this 1st day of January, 1999, by and between Myo Diagnostics, Inc., a California corporation (hereinafter "Myo"), and Gerald D. Appel (hereinafter "Appel").

RECITALS

A. Myo is engaged in developing and marketing a medical diagnostic technique known as Muscle Pattern Recognition (referred to herein as "MPR") pursuant to an exclusive license with respect to the MPR technology from Toomim Research Group. It is anticipated that Myo will design, develop and create derivatives of the MPR technology and new applications of the MPR technology, and may develop, design, create, license or otherwise acquire other technology, which may or may not be related to MPR.

B. Appel is an executive employee of Myo and, in connection with his employment, has been and/or will be exposed to Confidential Information (as defined below) and will participate in the design, development, creation, production, management, exploitation and/or sales and marketing activities of Myo, in addition to many other confidential aspects of Myo's business.

C. Myo desires assurance of the continued association and services of Appel in order to retain his experience, abilities, and knowledge, and is therefore willing to engage his services on the terms and conditions set forth below.

D. Appel desires to continue in the employ of Myo and is willing to do so on the terms and conditions set forth below.

DEFINITIONS

"Board" shall mean the Board of Directors of Myo.

"Myo Group" shall mean Myo and each Person which Myo directly or indirectly Controls.

"Confidential Information" is defined as confidential records, including, but not limited to, scientific, engineering, development, marketing, organizational, financial, managerial, administrative, manufacturing, production, distribution and sales information, data, specifications, secret inventions and processes, computer software and hardware, presently owned or at any time hereafter developed by Myo, or used presently or at any time hereafter in the course of its business. This includes, without limitation, all of Myo's price lists, pricing information, customer lists, customer information, financial information, trade secrets, formulas, patterns, compilations, devices, methods, techniques, processes, procedures, confidential trade knowledge, scripts and computer programs and like information that is essential to the goodwill of the business of Myo. Confidential Information shall also include any information which, if disclosed, would be detrimental to Myo or its customers, whether or not such information is identified as Confidential Information.


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"Control" shall mean, with respect to any Person or entity, 0 the beneficial ownership of more than 50% of the outstanding voting securities of such Person, or (ii) the power, directly or indirectly, by proxy, voting trust or otherwise, to elect a majority of the outstanding directors, trustees or other managing persons of such Person.


"Employee Handbook" shall mean Myo's Employee Handbook, as from time to time in effect.

"Employment Commencement Date" shall mean January 1, 1998.

"For Cause" shall mean, in the context of a basis for termination of Appel's employment with Myo, that:

(a) Appel materially breaches any obligation, duty or agreement under this Agreement, which breach is not reasonably cured or corrected within 30 days of written notice thereof from Myo (except for breaches of Sections 8 and 9 of this Agreement, which cannot be cured and for which Myo need not give any opportunity to cure); or

(b) Appel is guilty of gross misconduct in the performance of services to Myo, or commits any act of personal dishonesty, fraud, breach of fiduciary duty or trust that, in the reasonable judgment of the Board, renders Appel unsuitable for his position; or

(c) Appel is convicted of, or pleads guilty or nolo contenders with respect to, theft, fraud, crime involving moral turpitude, or felony under federal or applicable state law; or

(d) Appel commits any act of personal conduct that is proven in a, court of law that results in liability under federal or applicable state law for discrimination or sexual or other forms of harassment or other similar liabilities to subordinate employees; or

(e) Appel commits continued and repeated substantive violations of specific written directions of the Board and/or Chief Executive Officer of Myo, which directions are consistent with this Agreement and Appel's position as an executive officer, or continued and repeated substantive failure to perform duties assigned by or pursuant to this Agreement including;

i.      failure to reduce the debt existing at the time of this contract;
ii. failure to provide at least $1,000,000 financing from September l, 1998 to September 1, 1999;
iii. failure to initiate marketing efforts that result in revenue that is equal to a minimum of 50% of operating expenses in the fourth quarter of 1999;
iv. failure to fully develop an operational support system to automatically electronically process MPR reports, provided that no discharge shall be deemed for Cause under this subsection (e) unless Appel first receives written notice from Myo advising Appel of the specific acts or omissions alleged to constitute violations of written directions or a material failure to perform his duties, and such violations or material failure continue after Appel shall have had a reasonable opportunity to correct the acts or omissions so complained of; or

(f)  Appel made any material misrepresentation or omission regarding his


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employment history, education or experience in connection with his negotiations to become an employee of Myo; or

(g) Appel acts in a repeated manner that, as adjudicated in a court of law, has a direct and measurably substantial adverse effect on Myo's reputation.

"Person" shall mean an individual or a partnership, corporation, trust, association, limited liability company, governmental authority or other entity.



AGREEMENT

NOW, THEREFORE, in consideration of the foregoing facts and the mutual covenants, agreements and representations, and in exchange for good and valuable consideration of Appel's employment, the wages, training and other benefits of such employment, Myo and Appel agree as follows:

1.   Engagement and Responsibilities

(a) Upon the terms and subject to the conditions set forth in this Agreement, Myo hereby engages and employs Appel as an officer of Myo, with the title and designation "Chief Executive Officer and President." Appel hereby accepts such engagement and employment. Unless the parties agree otherwise in writing, during the employment term Appel shall perform the services he is required to perform under this Agreement at Myo's offices, located at 3710 S. Robertson Blvd., Culver City, California 90232; provided, however, that Myo may from time to time require Appel to travel temporarily to other locations on Myo's business.

(b) Appel's duties and responsibilities shall be those incident to the position(s) set forth in Section 1 (a) as set forth in the Bylaws of Myo and those which are normally and customarily vested in such offices of a corporation. In addition, Appel's duties shall include those duties and services for Myo and its affiliates as the Board of Myo, shall, in their sole and absolute discretion, from time to time reasonably direct which are not inconsistent with Appel's positions described in Section 1 (a).

(c) Appel agrees to devote his best efforts and abilities to Myo and such time, interest and effort to the performance of this Agreement as may be fairly and reasonably necessary for Appel to faithfully and diligently promote Myo's business interests. For so long as Appel is employed by Myo, or for so long as Appel is receiving severance under Section 6 of this Agreement, Appel shall not, directly or indirectly, either as an employee, employer, consultant, agent, investor, principal, partner, stockholder (except as the holder of less than 3% of the issued and outstanding stock of a publicly held corporation), corporate officer or director, or in any other individual or representative capacity, engage or participate in any business that is in direct competition with the business of Myo, as such businesses are now or hereafter conducted. Subject to the foregoing prohibition and provided such services or investments do not violate any applicable law, regulation or order, or interfere in any way with the faithful and diligent performance by Appel of the services to Myo otherwise required or contemplated by this Agreement, Myo expressly acknowledges that Appel may:

(i) make and manage personal business investments of Appel's choice without consulting the Board; and


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(ii) serve in any capacity with any civic, educational, charitable or trade organization without consulting with the Board,

(d) Appel represents to Myo that he has no other outstanding commitments inconsistent with any of the terms of this Agreement or the services to be rendered under it.


2.   Compensation and Benefits

Myo shall compensate Appel pursuant to the terms of Attachment "l", attached hereto and incorporated herein by this reference.


3.   Term of Employment and Termination

Appel's employment pursuant to this Agreement shall commence on the Employment Commencement Date and shall terminate on the earliest to occur of the following:

(a)  upon the death of Appel;

(b) upon delivery to Appel of written notice of termination by Myo if Appel shall suffer a physical or mental disability which renders Appel, in the reasonable judgement of the Board and/or Chief Executive Officer, unable to perform his duties and obligations under this Agreement for 90 consecutive days or 140 days in any 12-month period;

(c)  upon 90 days' prior written notice of resignation from Appel to Myo;

(d)  upon delivery to Appel of written notice of termination by Myo For Cause;

(e) upon delivery to Appel of written notice of termination by Myo Without Cause such notice to be issued 90 days prior written notice.

(f) upon delivery by Appel to Myo of Appel's voluntary retirement, which retirement shall be effective on the last day of any fiscal year, provided that day occurs after Appel's 64th birthday, and provided three (3) months' prior written notice of the retirement shall have been given by Appel to Myo.

4.   Rights to Terminate or Assign Agreement

This Agreement shall not be terminated by Myo's voluntary or involuntary dissolution or by any merger in which Myo is or is not the surviving or resulting corporation, or on any transfer of all or substantially all of Myo's assets. In the event of any such merger or transfer of assets, the provisions of this Agreement shall be binding on and inure to the benefit of the surviving business entity or the business entity to which such assets shall be transferred.

5.   Severance Compensation

(a)  If Appel's employment is terminated pursuant to Section 3(a) (death) or
Section 3(b) (disability), Appel shall be entitled to compensation equal to the base compensation received in the immediate past year including bonuses. Stock options for the year in which death or disability occurs shall be vested on the


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date earned to the date of the death or disability;

(b) If Appel's employment is terminated pursuant to Section 3(c) (by Appel), Appel shall be entitled to: salary, all other benefits and all bonus and stock options (pro-rata or otherwise up to the date of termination) as earned up to that date as provided with respect to the Employment Year period during which his employment is terminated;

C. If Appel's employment is terminated pursuant to Section 3(d) (by Myo For Cause), Appel shall be entitled to compensation only to the date of such termination. All benefits will terminate as of that date and all stock options not vested shall be cancelled. Any loan to Appel from Myo for the purchase of stock shall be due in full within thirty (30) days of the date of termination. Payment of this loan will be in cash or surrender of the number of shares of equivalent market value of the loan, up to the total shares purchased with the proceeds of the loan. Myo shall be entitled to offset against any payments due Appel the loss and damage, if any, which shall have been suffered by Myo as a result of the acts or omissions of Appel giving rise to termination under
Section 3(d)(i). The foregoing shall not be construed to limit any cause of action, claim or other rights which Myo may have against Appel in connection with such acts or omissions.

d. In the event of termination of Appel's employment pursuant to Section 3(e) by Myo without Cause), Appel shall be entitled to:

i. compensation for the balance of the term of the Agreement or an amount equal to the immediate past two years compensation including bonuses and stock options, whichever is greater;

ii. forgiveness of all notes held by the Company for purchase of stock and shall pay any state and federal income taxes resultant of that forgiveness the balance of the notes shares of Myo and payment of all state and federal taxes on the amounts forgiven.

iii. all other benefits specifically provided in this Agreement for a period ending one year after the third anniversary of the Employment Commencement date;

iv. severance pay equal to the base compensation and bonus earned in the year previous to the period in which termination occurred.

(e) In the event of termination of Appel's employment pursuant to Section 3(f) (voluntary retirement) pursuant to the terms of this Agreement or earlier by mutual agreement of Myo and Appel, Appel shall be entitled to compensation according to this Section5(d) unless otherwise mutually agreed by the parties.

(f) Appel acknowledges that in the event of termination of his employment for any reason, Appel shall not be entitled to any severance or other compensation from Myo except as specifically provided in this Section 5. Without limitation on the generality of the foregoing, this Section supersedes any plan or policy of Myo which provides for severance to its officers or employees, and Appel shall not be entitled to any benefits under any such plan or policy.

(g) Appel shall have no obligation to offset any payments he receives from Myo following the termination of his employment by any payments he receives from his subsequent employer, except that any payments Appel receives under the employee benefit plans or programs of a subsequent employer shall offset any


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payments he receives from comparable employment benefit plan or program of Myo.

6.   Stock Options

Myo shall provide stock options to Appel pursuant to the terms of Attachment "2", attached hereto and incorporated herein by this reference.

7.   Covenant Not To Compete/Solicit

     (a) During the term of Appel's employment with Myo, Appel shall not directly or indirectly, promote, participate, or engage in any activity or other business competitive with Myo's business.

     (b) Because of his employment by Myo, Appel will have access to trade secrets and Confidential Information about Myo, its products, its customers, and its methods of doing business.

In consideration of his access to this information, Appel agrees that for a period of three years after termination of his employment, he will not, directly or indirectly, compete with Myo in the field of diagnosis or treatment of soft tissue muscle injuries of the back, neck, arms or legs in the following locations: the state of California and any other location where Myo has distributed its products. Appel understands that direct competition means design, development, production, promotion, or sale of products or services competitive with those of Myo. Indirect competition means employment by any competitor or third party providing products competing with Myo's products, for whom Appel will perform the same or similar function as he performs for Myo.

C. During the period from the date Appel's employment with Myo terminates through the first anniversary of such date, Appel will not directly or indirectly, either alone or by action in concert with others:

i. induce or attempt to influence any employee of any member of Myo Group to engage in any activity in which Appel is prohibited from engaging by Section 1(c) of this Agreement or to terminate his employment with any member of Myo Group;

ii. employ or offer employment to any person who was employed by any member of Myo Group at the time of termination of Appel's employment with Myo;

iii. induce or attempt to induce any customer, supplier, licensee or other business relationship of any member of Myo Group to cease or reduce its business with any member of Myo Group, or in any way interfere with the relationship between any such customer, supplier, licensee or business relationship and any member of Myo Group; or

iv.  solicit business from any of Myo's customers.

8.   Confidentiality, Ownership and Assignment of Rights

(a) Appel shall not, at any time from and after the date hereof, directly or indirectly disclose, reveal or permit access to all or any portion of the Confidential Information, or any tangible expressions or embodiments thereof (including any facilities, apparatus or equipment which embody or employ all or any portion of the Confidential Information), to any Person without the written consent of Myo, except to Persons designated or employed by Myo, or in the course of Appel's ordinary and reasonable business activities, or as required


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by law.

(b) Without the prior written consent of Myo, Appel shall not directly or indirectly use or exploit the Confidential Information at any time from and after the date hereof for any purpose other than in connection with his employment duties and obligations to Myo.

(c) Appel agrees to assign and does hereby irrevocably assign to Myo all of his right, title and interest in and to any Confidential Information devised, developed, designed or discovered by [him or her] or in which he may otherwise obtain, or has otherwise obtained, any rights, while in the employ of Myo.

(d) Appel agrees to take any actions, including the execution of documents or instruments, which Myo may reasonably require to effect the Appel's assignment of rights pursuant to this Agreement, and Appel hereby constitutes and appoints, with full power of substitution and resubstitution, the President of Myo as his attorney-in-fact to execute and deliver any documents or instruments which Appel is obligated to execute and deliver pursuant to this Agreement.

(e) At the request of Myo, Appel shall assist Myo in applying for and obtaining both domestic and foreign patents, or copyrights, as the case may be, on all Confidential Information that Myo deems to be patentable or copyrightable, devised, developed, designed or discovered by Appel or in which he may otherwise obtain, or has otherwise obtained, any rights, while in the employ of Myo, and Appel shall execute at any time or times any and all documents and perform all acts reasonably requested by Myo which Myo deems to be necessary or desirable in order to obtain such patents or copyrights or otherwise to vest in Myo full and exclusive title and interest in and to all such Confidential Information, to protect the same against infringement by others and otherwise to aid Myo in connection with any continuations, renewals or reissues of any patents or copyrights, or in the conduct of any proceedings or litigation in regard thereto. All expenses of procuring any patent or copyright shall be paid by Myo.

Appel specifically acknowledges and agrees that all tangible expressions of the Confidential Information, including, without limitation, all documents, instruments, sketches, drawings, notes, records, plans, specifications, manuals and tapes, and all reproductions, copies or facsimiles thereof, have been developed, made or invented exclusively for the benefit of and are the sole and exclusive property of Myo, its successors and assigns and constitute "Work For Hire" under Section 201 of Title 17 of the United States Code.

(g) Appel shall not remove any tangible expressions of the Confidential Information from the premises of Myo, except as is reasonably necessary for Appel to conduct business on behalf of Myo.

(h) Upon either the written request of Myo, or upon termination of Appel's employment with Myo (as herein defined), Appel shall deliver to Myo all tangible expressions of the Confidential Information which are in the possession or under the control of Appel.

9.   Indemnification

(a) Myo shall, to the maximum extent permitted by law and its Bylaws, indemnify and hold Appel harmless for any acts or decisions made in good faith while performing services for Myo. To the same extent, Myo will pay, and subject to any legal limitations, advance all expenses, including reasonable


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attorney fees and costs, actually and necessarily incurred by Appel in connection with the defense of any action, suit or proceeding and in connection with any appeal, which has been brought against Appel by reason of his service as an officer or agent of Myo.

(b) Myo shall use its best efforts to obtain coverage for Appel (provided it may be obtained at a reasonable cost) under any liability insurance policy or policies now in force or hereafter obtained during the term of this Agreement that cover other officers of Myo having comparable or lesser status and responsibility.

10.  Resolution of Disputes/Arbitration

(a) Except as provided in subsection (b) below, any controversy or claim between Myo and Appel relating to Appel's employment with Myo, including but not limited to those arising out of or relating to this Agreement, shall at the request of any party be determined by arbitration. The arbitration shall be conducted with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association ("AAN"). The parties shall have the right to review and approve a panel of prospective arbitrators supplied by AAA, but the arbitration shall be conducted by a single arbitrator selected from the approved panel by AAA or by stipulation of the parties. The arbitrator(s) shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall be entitled to order specific performance of the obligations imposed by this Agreement. Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.


(b) Subsection (a) above does not prohibit a party from seeking and obtaining injunctive relief pending the outcome of arbitration . Moreover, Appel acknowledges that the injury that would be suffered by Myo as a result of a breach or threatened breach of Section 1 (c), 7 or 8 -would be irreparable and that an award of monetary damages to Myo for such breach would be an inadequate remedy. Consequently, Myo, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

11.  Miscellaneous

(a) Notices. All notices, requests, demands and other communications (collectively, "Notices") given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, facsimile transmission or by United States first class, registered or certified mail, addressed to the following addresses:

(i)  If to Myo, to:

Myo Diagnostics, Inc.
3710 South Robertson Boulevard Culver City, CA 90232
Attn: Chairman of the Board/Chief Executive Officer


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(ii) If to Appel, to:

The last known address as set forth on the books and records of Myo

Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the third day following deposit in the United States mails (or on the seventh day if sent to or from an address outside the United States). Any party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Section.

(b) Entire Agreement This Agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein. No representations, oral or otherwise, express or implied, other than those contained in this Agreement have been relied upon by any party to this Agreement. Notwithstanding the foregoing, Appel acknowledges that Myo has relied on his resume and other documents which may have been provided by Appel, and oral statements regarding Appel's employment history, education and experience, in determining to enter into the Agreement, and material misrepresentations (or omissions) in connection with such documents may constitute the basis of termination For Cause, as contemplated by the definition of For Cause herein.

(c) Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

(d) Governing Law. This Agreement has been made and entered into in the State of California and shall be construed in accordance with the laws of the State of California.

(e) Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(g) Business Day. If the last day permissible for delivery of any notice under any provision of this Agreement, or for the performance of any obligation under this Agreement, shall be other than a business day, such last day for such notice or performance shall be extended to the next following business day (provided, however, under no circumstances shall this provision be construed to extend the date of termination of this Agreement).

(h) Attorneys' Fees. If any action or proceeding is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover as an element of its costs, and not its damages, its reasonable attorneys' fees, costs and expenses. The prevailing party is the party who is entitled to recover its costs in the action or proceeding. A


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party not entitled to recover its costs may not recover attorneys' fees. No sum for attorneys' fees shall be counted in calculating the amount of a judgment for purposes of determining whether a party is entitled to recover its costs or attorneys' fees.

(i) Advice from Independent Counsel The parties hereto understand that this Agreement is legally binding and may affect such party's rights. Each party represents to the other that it has had the opportunity to seek and obtain legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement to which it is a party.

(j) Judicial Interpretation. Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all Parties have participated in the preparation of this Agreement.

(k) Waiver of Jury Trial. If notwithstanding the agreement that all disputes be submitted to binding arbitration, a dispute is submitted to a court, each party hereto waives the right to a trial by jury in any dispute in connection with or relating to this Agreement, any related agreement or any matters described or contemplated herein or therein, and agree to take any and all action necessary or appropriate to effect such waiver. In the event of litigation, this Agreement may be filed as written consent to a trial by the court.

IN WITNESS WHEREOF, this Agreement is made and entered into as of the dates indicated hereinbelow.



Dated:                                      "MYO"

                                            MYO DIAGNOSTICS, INC.



                                            By:



                                            Its:


Dated:                                      "Appel"



                                            Signature:



                                            Print Name:


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                         EXECUTIVE EMPLOYMENT AGREEMENT
                                 ATTACHMENT "1"


1.  TERM OF EMPLOYMENT

Appel shall be employed for a period of three years commencing January 1,1999, this term being defined as employment for a minimum of two years and a consulting term of one year thereafter.

2.  POSITION

During the first year, Chairman, CEO and President. After the first year, position will be subject to change upon mutual agreement of Appel and the Board. A change in position shall have no impact on base compensation defined within this agreement and bonus except as outlined in this Attachment 1 2(D)(3).

3.  COMPENSATION AND BENEFITS

    a. Base Salary. Myo shall pay to Appel a base salary at an annual rate of not less than $150,000 during the term of his employment pursuant to this Agreement. The base salary and additional benefits shall be reviewed for increase by the Board no less frequently than every twelve months, commencing January 1, 2000 provided, however, that Myo shall be under no obligation to increase such base salary and additional benefits. The base salary shall be payable as current salary in installments in the same manner and at the same times Myo pays base salaries to other senior officers of Myo, but in no event less frequently than equal bi-monthly installments.

         i. In the event that Appel is a consultant in the third year of this agreement he shall be paid at the base salary and is not eligible for participation in the employee's Bonus pool for that year.

         ii.In the event that Appel agrees to defer a portion of that salary, the deferred amounts shall be paid no later than one year from the date deferred unless mutually agreed by the parties.

    b. Incentive Compensation. In addition to the Base Salary provided for above, Myo shall pay Appel as incentive compensation, the following sums:

         i. Appel shall receive incentive compensation for Appel's signing this contract in the amount of $25,000 to be paid by the end of the first year of employment and shall receive previous salaries deferred in 1998 and 1997 unless the parties mutually agree upon a program for further deferral.

         ii.Appel shall participate in the Myo bonus pool established for its employees. The annual bonus for 1999 shall be a minimum sum of $50,000 subject to reasonable performance and progress toward accomplishing the Company's objectives as defined in Appel's annual Management Objectives. In the event that Myo is unable to pay incentive bonus earned, Appel at his sole option may accept deferral or stock option in lieu of such bonus.


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         iii. Appel shall receive incentive compensation a minimum of $100,000 for Appel's second and third year of employment with Myo subject to the same terms as (2) above. The bonus shall be determined by the Board and paid semi-annually. In the event that Appel's role and responsibilities in the company in the second year are reduced, the minimum shall be reduced but in no instance shall it be reduced by more than 50% except if he is acting as a consultant per the 3(B) above.

    c. Stock Purchase. Upon execution of this Agreement, Myo shall sell to Appel 300,000 shares of its stock at a price of $1.00 per share or the current market value whichever is lower, according to following terms;

         i. Shares shall be paid by an interest bearing loan provided by the Company, the shares to serve as collateral for the loan. If the shares are sold during the term of the agreement, the outstanding balance of the loan shall be repaid by Appel in full;

         ii.If the shares are retained beyond the term of the Agreement or if, at any time after they are purchased, the shares are sold due to a merger or acquisition in which more than 50% of Myo's shares are acquired, the loan shall be repaid by forgiveness by Myo over a period of five years including the payment of all state and federal taxes arising from this transaction;

         iii. If the shares are sold at any time during the five year period, Appel shall pay 50% of the outstanding balance of the loan with 30 days of the completion of the sale and the balance shall be forgiven per the terms of 3(C)(c) above.

    d. Stock Options. Non-qualified options to purchase Three Hundred and Seventy Five Thousand (375,000) shares of Myo's stock shall be granted as follows;

         i. Options to purchase 125,000 shares at $1.00 per share shall be granted and shall be vested at the date of execution of this Agreement;

         ii.Options to purchase 125,000 shares at $1.50 per share shall be granted on the date of execution of this Agreement and shall be vested one year from that date;

         iii. Options to purchase 125,000 shares at $2.00 per share shall be granted on the date of execution of this Agreement and shall be vested two from that date;

         iv. All options shall expire seven years from the date of their vesting.

    e. Insurance Benefits. During Appel's employment with Myo, Appel shall be entitled to all other benefits of employment generally available to Myo's other executive and managerial employees when and as he becomes eligible for them, including medical and dental insurance benefits. Upon termination of this Agreement for any reason except by Myo for Cause, Appel shall receive insurance benefits for an additional twenty four (24) months.

    f. Expense Reimbursement. Appel shall be entitled to prompt reimbursement from Myo for all reasonable costs and expenses that Appel incurs in connection with the performance of his duties and obligations under this Agreement. Reimbursement shall be in a manner consistent with Myo's practices and policies. Reasonable costs and expenses include expenses related to travel, entertainment, business meetings and professional dues, made and substantiated in accordance with the policies and procedures established from time to time by Myo with respect to Appel's other executive and managerial employees.

    g. Automobile Allowance. Appel shall be entitled to an automobile allowance of no more than $1,000 per month . The automobile allowance shall include all costs associated with the operation Appel's auto including fuel, repairs, insurance, depreciation, parking and maintenance so long as those costs are not covered by warranties or other insurance. Reimbursement shall be paid in a manner consistent with Myo's practices and policies therefor.

    h. Additional Benefit Plans. Appel shall be entitled to participate in any pension, savings and group term life, medical, dental, disability and other group benefit plans which Myo makes available to its employees generally.

    i. Vacation. Appel shall be entitled to eight weeks vacation each twelve-month period, which shall accrue on a prorata basis from the date employment commences under this Agreement. Vacation time will continue to accrue so long as Appel's total accrued vacation does not exceed Myo's policies as defined in its Employee Handbook.

    j. Disability. In the event of any disability or illness of Appel, if Appel shall receive payments as a result of such disability or illness under any disability plan maintained by Myo, Myo shall be entitled to deduct the amount of such payments received from Base Salary payable to Appel during the period of such illness and/or disability.

    k. Withholding. Myo may deduct from any compensation payable to Appel (including payments made pursuant to Section 3 of this Agreement in connection with or following termination of employment), amounts sufficient to cover Appel's share of applicable federal, state and/or local income tax withholding, old-age and survivors' and other social security payments, state disability and other insurance premiums and payments.






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